Exhibit 23.2

Consent of Independent Auditors

We consent to incorporation by reference in this Registration Statement on Form S-8 pertaining to the WarnerMedia 401(k) Savings Plan of our report dated March 4, 2022, with respect to the combined financial statements of the WarnerMedia Business included in the Current Report on Form 8-K/A of Warner Bros. Discovery, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 15, 2022